Exhibit 3.9

CERTIFICATE OF OWNERSHIP AND MERGER

OF

TRANSDIGM HOLDING COMPANY

WITH AND INTO

TRANSDIGM INC.

(PURSUANT TO SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW)

Pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”), TransDigm Holding Company, a Delaware corporation (the “Company”), does hereby certify:

FIRST:                   That the Company was incorporated on September 23, 1993, pursuant to the DGCL.

SECOND:              That the Company owns all of the outstanding shares of each class of the capital stock of TransDigm Inc., a Delaware corporation (the “Subsidiary”). The Subsidiary was incorporated on July 2, 1993, pursuant to the DGCL.

THIRD:                  That the Company, on June 23, 2006, by the Unanimous Written Consent of the Board of Directors of the Company approved the merger of the Company with and into the Subsidiary, with the Subsidiary continuing as the surviving corporation (the “Merger”), and said Unanimous Written Consent is attached as Exhibit A hereto.

FOURTH:              That TransDigm Group Incorporated, a Delaware corporation (“TD Group”) owns all of the outstanding shares of each class of the capital stock of the Company.

FIFTH:                   That on June 23, 2006, by Written Consent of the Sole Stockholder of the Company, TD Group approved the merger of the Company with and into the Subsidiary, with the Subsidiary continuing as the surviving corporation.

SIXTH:                  That the effective date of the Merger shall be the date on which this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware (the “Effective Date”).

SEVENTH:            That the Subsidiary shall be the surviving corporation in the Merger, and that its Certificate of Incorporation and Bylaws shall survive the Merger in full force, and that its directors and its officers prior to the Effective Date shall be the directors and officers after the Effective Date.

IN WITNESS WHEREOF, said Company has caused this certificate to be signed by its Executive Vice President and Chief Financial Officer on this 26th day of June, 2006.

TRANSDIGM HOLDING COMPANY

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

[UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS]

Authorization of the Merger

WHEREAS, TransDigm Holding Company (the “Company”) owns all of the issued and outstanding capital stock of TransDigm Inc., a corporation organized and existing under the laws of the State of Delaware (the “Subsidiary”); and

WHEREAS, the Board wishes to merge the Company with and into the Subsidiary, with the Subsidiary continuing as the surviving corporation (the “Merger”).

NOW, THEREFORE, it is hereby

RESOLVED, that the form, terms and provisions of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and between the Company and the Subsidiary, providing for the merger of the Company with and into the Subsidiary, substantially in the form previously provided to the Board, and hereby is, approved and adopted in all respects; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute and deliver the Merger Agreement in the name and on behalf of the Company, with such changes thereto or amendments thereof as the officers of the Company executing the same shall approve, their execution thereof to be deemed conclusive evidence of such approval, and to perform the obligations of the Company thereunder to the extent the Company is bound thereby; and be it further

RESOLVED, that the Merger shall be effective (the “Effective Date”) upon filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that upon the Effective Date, and pursuant to the applicable terms of the DGCL and the terms of the Merger Agreement, the Company shall be merged with and into the Subsidiary, the separate corporate existence of the Company shall cease and the Subsidiary shall continue to exist as the surviving corporation of such Merger and the Subsidiary shall assume all of the liabilities and obligations of the Company and the Subsidiary; and be it further

RESOLVED, that upon the Effective Date, each issued and outstanding share of capital stock of the Subsidiary as well as all of the shares of capital stock held in the treasury of the Subsidiary shall be cancelled and extinguished and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor; and be it further

RESOLVED, that each issued and outstanding share of capital stock of the Company outstanding immediately before the Effective Date shall thereafter remain outstanding and shall represent one duly and validly issued and fully paid share of capital stock of the surviving corporation and the certificates representing the issued and outstanding shares of capital stock of the Company shall be exchangeable for shares of the surviving corporation on surrender of any certificates therefor; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, if applicable, to promptly execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, in substantially the form previously provided to the Board, in order to effect the Merger; and to file any and all other documents and to pay any and all taxes or other expenses as may be required to consummate the Merger.